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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): September 11, 2008


                              CENTRAL BANCORP, INC.
                              ---------------------
               (Exact Name Of Registrant As Specified In Charter)


       MASSACHUSETTS                      0-25251              04-3447594
--------------------------------      -------------------     -------------
(State Or Other Jurisdiction            (Commission           (IRS Employer
Of Incorporation)                       File Number)         Identification No.)


399 HIGHLAND AVENUE, SOMERVILLE, MASSACHUSETTS                       02144
--------------------------------------------------------------------------------
(Address Of Principal Executive Offices)                           (Zip Code)


       Registrant's telephone number, including area code: (617) 628-4000
                                                           --------------


                                 NOT APPLICABLE
          -------------------------------------------------------------
          (Former Name Or Former Address, If Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 2.06     MATERIAL IMPAIRMENTS.
              --------------------

         Central Bancorp, Inc. (NASDAQ Global MarketSM: CEBK) (the "Company"), parent company of Central Co-Operative Bank (the "Bank"), announced today that the U.S. government's actions with respect to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and Federal National Mortgage Association ("Fannie Mae") will adversely impact the value of the Company's perpetual preferred stock investments in Fannie Mae and Freddie Mac.

         On September 7, 2008, the U.S. Treasury, the Federal Reserve, and the Federal Housing Finance Agency ("FHFA") announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. Key provisions of the U.S. Government's plan announced to date are as follows:

     o Dividends on Fannie Mae and Freddie Mac common and preferred stock were eliminated;

     o Fannie Mae and Freddie Mac will be required to reduce their mortgage portfolios over time;

     o The U.S. Government agreed to provide equity capital to cover mortgage defaults in return for $1.0 billion of senior preferred stock in Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of Fannie Mae and Freddie Mac; and

     o The U.S. Government also announced that the U.S. Treasury would provide secured loans to Fannie Mae and Freddie Mac as needed until the end of 2009 and that the U.S. Treasury plans to purchase mortgage backed securities from Fannie Mae and Freddie Mac in the open market.

         At June 30, 2008, the Company had five securities totaling $10.1 million of perpetual preferred stock of Fannie Mae and Freddie Mac which had an unrealized loss of $799,000. The impact of the above actions and concerns in the marketplace about the future value of the perpetual preferred stock of Fannie Mae and Freddie Mac have caused the values of these investments to decrease materially and it is unclear when or if the value of the investments will improve in the future. Given the above developments, on September 11, 2008, the Company concluded that it will record a non-cash other than temporary impairment on these investments for the quarter ending September 30, 2008, the amount of which is expected to equal the difference between the net book value of the securities at September 30, 2008 and the market value of the securities at September 30, 2008. As of the closing price on September 11, 2008, the market value of these securities was approximately $890,600.


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         If the investments were valued at zero and if the Company was not able to record a tax benefit for the loss, the resulting capital ratios would render the Bank adequately capitalized because the Bank's total risk-based capital ratio would fall below 10%. The impact on the Company's and Bank's capital ratios would be as follows:

                                                                   (UNAUDITED)
                                                                       AT
                                                                  JUNE 30, 2008
                                   ----------------------------------------------------------------------------------
                                                                              REGULATORY           REGULATORY
                                                                               THRESHOLD            THRESHOLD
                                                                               FOR WELL           FOR ADEQUATELY
                                      ACTUAL             PRO FORMA            CAPITALIZED          CAPITALIZED
                                   --------------    -------------------     --------------    ----------------------

Central Bancorp:
Tier 1 Leverage                        8.36%               6.66%                 5.0%                  4.0%
Tier 1 Risk-Based Ratio               11.38%               9.28%                 6.0%                  4.0%
Total Risk-Based Ratio                12.30%              10.22%                10.0%                  8.0%

Central Co-operative Bank:
Tier 1 Leverage                        7.01%               5.30%                 5.0%                  4.0%
Tier 1 Risk-Based Ratio                9.55%               7.40%                 6.0%                  4.0%
Total Risk-Based Ratio                10.47%               8.34%                10.0%                  8.0%

         A copy of the Company's related press release, dated September 12, 2008, is included as Exhibit 99.1 hereto and is furnished herewith.


ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.
              ---------------------------------

      (d)     Exhibits

              Number            Description
              ------            -----------

              99.1              Press Release dated September 12, 2008




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             CENTRAL BANCORP, INC.



Date: September 12, 2008     By: /s/ John D. Doherty
                                 -----------------------------------------------
                                 John D. Doherty
                                 Chairman, President and Chief Executive Officer